China Shengda Packaging Group Inc. Reports Second Quarter 2015 Financial Results

HANGZHOU, China, Aug. 14, 2015 /PRNewswire-FirstCall/ -- China Shengda Packaging Group Inc. (NASDAQ: CPGI) ("Shengda" or the "Company"), a leading Chinese paper packaging company, today reported its financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Financial Highlights:

•

Overall revenues increased by $2.5 million, or 6.6%, to $39.7 million for the second quarter of 2015 from $37.2 million for the same period of last year. The increase in revenues was mainly driven by increase in sales volumes and partially offset by decrease in average selling prices for both paper cartons and corrugating medium paper. Average selling price for flexo paper cartons was particularly weak during the second quarter of 2015.

•

Gross profit decreased by $1.2 million, or 17.9%, to $5.3 million for the second quarter of 2015 from $6.5 million for the same period of last year. Gross margin decreased by 4 points to 13.4% for the second quarter of 2015 from 17.4% for the same period of last year.

•	Operating loss was $0.05 million for the second quarter of 2015, compared to net income of $1.7 million for the same period of last year.
•

Net income attributable to the Company's stockholders decreased by $1.0 million, or 88.3%, to approximately $0.1 million for the second quarter of 2015 from $1.1 million for the same period of last year.

•	Basic and diluted earnings per share were $0.02 for the second quarter of 2015, compared to $0.14 for the same period of last year.

Three Months Ended June 30, 2015 Results

	Three Months	Three Months
	Ended June 30,	Ended June 30,
Sales Analysis (Millions)	2015	2014
Revenues– Paper Cartons (millions)	$29.8	$29.9
Revenues– Corrugating Medium Paper (millions)	$13.3	$10.7
Revenues– Inter-segment Transactions Elimination (millions)	($3.4)	($3.4)
Color Cartons (% of total revenues)	22.8%	24.3%
Flexo Cartons (% of total revenues)	52.2%	56.0%
Paper Cartons Sales Volume (M sq meters)	95.4	77.3
Corrugating Medium Paper Sales Volume ('000 tons)	37.8	30.1
Color Cartons (avg price per sq meter)	$0.39	$0.39
Flexo Cartons (avg price per sq meter)	$0.29	$0.38
Corrugating Medium Paper (avg price per ton)	$352	$356

	Three Months	Three Months
	Ended June 30,	Ended June 30,
Summary Results (Millions)	2015	2014
Revenues	$39.7	$37.2
Gross Profit	$5.3	$6.5
Gross Margin (%)	13.4%	17.4%
Operating Expenses	$5.4	$4.8
Operating Income (Loss)	($0.0)	$1.7
Operating (Loss) Margin (%)	0.1%	4.6%
Net Income Attributable to Stockholders	$0.1	$1.1
EPS - Basic & Diluted	$0.02	$0.14
Weighted Average Shares Outstanding	7.8	7.8

Total revenues for the second quarter of 2015 increased by $2.5 million, or 6.6%, to $39.7 million from $37.2 million for the same period of last year, primarily driven by increases in sales volume of both paper cartons and other paper products and corrugating medium paper, partially offset by decreases in average selling prices of flexo cartons and corrugating medium paper. Average selling price of flexo cartons was particularly weak, decreasing from $0.38 per square meter for the second quarter of last year to $0.29 per square meter for the second quarter of 2015.

Revenues of paper cartons and other paper products decreased by $0.1 million, or 0.3%, to $29.8 million for the second quarter of 2015 from $29.9 million for the same period of last year. Sales volume of paper cartons increased by 18.1 million square meters, or 23.4%, to 95.4 million square meters for the second quarter of 2015 from 77.3 million square meters for the same period of last year while the average price of paper cartons and other paper products decreased to $0.31 per square meter for the second quarter of 2015 from $0.39 per square meter for the same period of last year. The increase in sale volume of paper cartons and other paper products was mainly contributed by Shengda Zhongtian and Shengda Concept that started their operations in the first quarter of 2015. Color and flexo cartons accounted for 22.8% and 52.2% of total revenues for the second quarter of 2015, compared to 24.3% and 56.0%, respectively, for the same period of last year. Average sales prices per square meter for color and flexo cartons were approximately $0.39 and $0.29, respectively, for the second quarter of 2015, compared to approximately $0.39 and $0.38, respectively, for the same period of last year. Consumer and industrial goods manufacturing sectors remained the Company's principal markets. Major customers remained home appliances & electronics manufacturers, and food, beverage & cigarette manufacturers in the Yangtze River Delta Region, which accounted for 18.1% and 22.3%, respectively, of total revenues for the second quarter of 2015, compared to 21.0% and 19.1%, respectively, for the same period of last year.

Revenues of corrugating medium paper increased by $2.6 million, or 23.8%, to $13.3 million for the second quarter of 2015, from $10.7 million for the same period of last year. The increase was mainly resulted from increase in sales volume and partially offset by decrease in average selling price. Sales volume and average selling price of corrugating medium paper were approximately 37.8 thousand tons and $352 per ton, respectively, for the second quarter of 2015, compared to 30.1 thousand tons and $356 per ton, respectively, for the same period of last year.

Overall gross profit decreased by $1.2 million, or $ 17.9%, to $5.3 million for the second quarter of 2015 from $6.5 million for the same period of last year, as a result of increased cost of goods sold for both paper cartons and other paper products and corrugating medium paper. Gross profit of paper cartons and other paper products decreased by $0.8 million, or 13.4%, to $5.8 million for the second quarter of 2015 from $6.6 million for the same period of last year. Gross profit of color and flexo cartons were $1.9 million and $3.9 million, respectively, for the second quarter of 2015, compared to $2.1 million and $4.5 million, respectively, for the same period of last year. Gross loss of corrugating medium paper was $0.4 million for the second quarter of 2015, compared to $0.1 million for the same period of last year. Overall gross margin decreased by 4 points to 13.4% for the second quarter of 2015 from 17.4% for the same period of last year. Gross margins for paper cartons and other paper products and corrugating medium paper were 19.3% and negative 3.2%, respectively, for the second quarter of 2015, compared to 22.2% and negative 1.4%, respectively, for the same period of last year.

Selling expenses decreased by 0.1 million, or 5.6%, to $1.5 million for the second quarter of 2015, from $1.6 million for the same period of last year. As a percentage of revenues, selling expenses decreased to 3.8% for the second quarter of 2015 from 4.3% for the same period of last year.

General and administrative expenses increased by $0.7 million, or 24.3%, to $3.9 million for the second quarter of 2015 from $3.2 million for the same period of last year. This increase was mainly due to the increase in staff costs, which include salary, benefits, social insurance and other relevant staff expenses. As a percentage of revenues, general and administrative expenses increased to 9.9% for the second quarter of 2015 from 8.5% for the same period of last year.

As a result of the forgoing, operating loss was $0.05 million for the second quarter of 2015, compared to operating income of $1.7 million for the same period of last year. Operating loss margin was 0.1% for the second quarter of 2015, compared to operating profit margin of 4.6% for the same period of last year.

Net income attributable to the Company's common stockholders decreased by approximately $1.0 million, or 88.3%, to $0.1 million for the second quarter of 2015, from $1.1 million for the same period of last year. Basic and diluted earnings per share were $0.02 for the second quarter of 2015, compared to $0.14 for the same period of last year.

Six Months Ended June 30, 2015 Results

	Six Months	Six Months
	Ended June 30,	Ended June 30,
Sales Analysis (Millions)	2015	2014
Revenues– Paper Cartons (millions)	$60.8	$56.0
Revenues– Corrugating Medium Paper(millions)	$21.8	$20.1
Revenues– Inter-segment Transactions Elimination (millions)	$(4.9)	$(6.6)
Color Cartons (% of total revenues)	22.5%	24.8%
Flexo Cartons (% of total revenues)	55.8%	55.8%
Paper Cartons Sales Volume (M sq meters)	183.1	145.3
Corrugating Medium Paper Sales Volume ('000 tons)	62.1	55.5
Color Cartons (average price per sq meter)	$0.39	$0.39
Flexo Cartons (average price per sq meter)	$0.31	$0.38
Corrugating Medium Paper (average price per ton)	$351	$362

	Six Months		Six Months
	Ended June 30,		Ended June 30,
Summary Results (Millions)	2015		2014
Revenues	$77.6		$69.5
Gross Profit	$10.3		$10.6
Gross Margin (%)	13.3%		15.3%
Operating Expenses	$10.5		$10.1
Operating Income (Loss)	($0.1)		$0.5
Operating (Loss) Margin (%)	(0.2%	)	0.7%
Net Income Attributable to Stockholders	$0.1		$0.5
EPS - Basic & Diluted	$0.01		$0.07
Weighted Average Shares Outstanding	7.8		7.8

Total revenues for the six months ended June 30, 2015 increased by $8.1million, or 11.7%, to $77.6 million from $69.5 million for the same period of last year, primarily driven by increases in sales volume of both paper cartons and other paper products and corrugating medium paper, partially offset by decreases in average selling prices of flexo cartons and corrugating medium paper.

Revenues of paper cartons and other paper products increased by $4.8 million, or 8.5%, to $60.8 million for the six months ended June 30, 2015 from $56.0 million for the same period of last year. Sales volume of paper cartons and other paper products increased by 37.8 million square meters, or 26.0%, to 183.1 million square meters for the six months ended June 30, 2015 from 145.3 million square meters for the same period of last year while the average price of paper cartons and other paper products decreased to $0.33 per square meter for the six months ended June 30, 2015 from $0.39 per square meter for the same period of last year. The increase in sale volume of paper cartons and other paper products was mainly contributed by Shengda Zhongtian and Shengda Concept that started their operations in the first quarter of 2015. Color and flexo cartons accounted for 22.5% and 55.8% of total revenues for the six months ended June 30, 2015, compared to 24.8% and 55.8%, respectively, for the same period of last year. Average sales prices per square meter for color and flexo cartons were approximately $0.39 and $0.31, respectively, for the six months ended June 30, 2015, compared to approximately $0.39 and $0.38, respectively, for the same period of last year. Consumer and industrial goods manufacturing sectors remained the Company's principal markets. Major customers remained home appliances & electronics manufacturers, and food, beverage & cigarette manufacturers in the Yangtze River Delta Region, which accounted for 18.8% and 22.0%, respectively, of total revenues for the six months ended June 30, 2015, compared to 21.5% and 20.0%, respectively, for the same period of last year.

Revenues of corrugating medium paper increased by $1.7 million, or 8.5%, to $21.8 million for the six months ended June 30, 2015, from $20.1 million for the same period of last year. The increase was mainly resulted from increase in the sales volume and partially offset by decrease in average selling prices. Sales volume and average selling price of corrugating medium paper were approximately 62.1 thousand tons and $351 per ton, respectively, for the six months ended June 30, 2015, compared to 55.5 thousand tons and $362 per ton, respectively, for the same period of last year.

Overall gross profit decreased by $0.3 million, or $ 2.8%, to $10.3 million for the six months ended June 30, 2015 from $10.6 million for the same period of last year, as a result of increased cost of goods sold for both paper cartons and other paper products and corrugating medium paper. Gross profit of paper cartons and other paper products decreased by $0.5 million, or 4.1%, to $11.6 million for the six months ended June 30, 2015 from $12.1 million for the same period of last year. Gross profit of color and flexo cartons were $3.6 million and $8.0 million, respectively, for the six months ended June 30, 2015, compared to $3.9 million and $8.2 million, respectively, for the same period of last year. Gross loss of corrugating medium paper was $1.2 million for the six months ended June 30, 2015, down from $1.4 million for the same period of last year. Overall gross margin decreased by 2 points to 13.3% for the six months ended June 30, 2015 from 15.3% for the same period of last year. Gross margins for paper cartons and other paper products and corrugating medium paper were 19.0% and negative 5.6%, respectively, for the six months ended June 30, 2015, compared to 21.5% and negative 7.1%, respectively, for the same period of last year.

Selling expenses decreased by 0.1 million, or 2.0%, to $3.4 million for the six months ended June 30, 2015, from $3.5 million for the same period of last year. As a percentage of revenues, selling expenses decreased to 4.4% for the six months ended June 30, 2015 from 5.0% for the same period of last year.

General and administrative expenses increased by $1.2 million, or 19.1%, to $7.2 million for the six months ended June 30, 2015 from $6.0 million for the same period of last year. This increase was mainly due to the increase in staff costs, which include salary, benefits, social insurance and other relevant staff expenses. As a percentage of revenues, general and administrative expenses increased to 9.2% for the second quarter of 2015 from 8.6% for the same period of last year.

As a result of the forgoing, operating loss was $0.1 million for the six months ended June 30, 2015, compared to operating income of $0.5 million for the same period of last year. Operating loss margin was 0.2% for the six months ended June 30, 2015, compared to operating income margin of 0.7% for the same period of last year.

Net income attributable to the Company's common stockholders decreased by approximately $0.4 million, or 88.5%, to $0.1 million for the six months ended June 30, 2015, from $0.5 million for the same period of last year. Basic and diluted earnings per share were $0.01 for the six months ended June 30, 2015, compared to $0.07 for the same period of last year.

Financial Condition

As of June 30, 2015, the Company had cash and cash equivalents of $10.7 million and restricted cash of $12.7 million, compared to $10.9 million and $13.8 million, respectively, at December 31, 2014. Working capital was $25.6 million as of June 30, 2015, compared to $30.7 million at December 31, 2014. Total equity for stockholders of Shengda was $114.2 million as of June 30, 2015, compared to $113.0 million at December 31, 2014.

Net cash used in operating activities was $3.8 million for the six months ended June 30, 2015, compared to net cash provided by operating activities of $7.2 million for the same period of last year. This was attributable to net loss of $0.1 million, adjusted by depreciation and amortization expenses of $3.7 million, and a net decrease in cash from accounts and notes receivable of $3.2 million and a net decrease in cash from inventories of $4.9 million, and a net increase in cash from accounts and notes payable of $7.8 million and a net increase in cash from other working capital items of $0.5 million.

Net cash used in investing activities was $4.2 million for the six months ended June 30, 2015, compared to $2.4 million for the same period of last year. The $4.2 million was mainly used for purchases of property, plant and equipment at our subsidiaries Shuangsheng, Shengda Concept and Shengda Zhongtian.

Net cash provided by financing activities was nil for the six months ended June 30, 2015, compared to $1.9 million for the same period of last year. During the six months ended June 30, 2014, we received proceeds from loans amounting to $3.5 million, and repaid loans amounting to $3.5 million.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugating medium paper and corrugated paperboards, which are used for the production of flexo-printed and color-printed cartons. The Company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China.

Safe Harbor Statements

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to expand to new markets, the ability to grow business through vertical integration and geographical expansion, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, current or future volatility in the credit market and future market conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:
China Shengda Packaging Group Inc.
Cindy Hu, Board Secretary
Tel: +86-571 8283 8770
E-mail: cindy.hu@cnpti.com
Website: http://www.cnpti.com

Investor Relations Contact:
Weitian Group LLC
Tina Xiao
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	June 30,	December 31,
ASSETS	2015	2014
Current assets	(Unaudited)
Cash and cash equivalents	$10,651,972	$10,909,547
Restricted cash	12,659,820	13,764,420
Accounts and notes receivable, net	43,968,476	40,385,615
Inventories	22,043,281	16,197,839
Prepayments and other receivables	3,750,134	1,714,052
Amount due from related parties	230,098	51,093
Deductable value added tax payable	865,139	867,869
Total current assets	94,168,920	83,890,435
Non-current assets
Property, plant and equipment, net	76,001,975	72,274,052
Land use right	11,624,648	11,650,850
Deferred tax assets	3,945,552	2,965,241
Goodwill	182,036	180,373
Total assets	$185,923,131	$170,960,951
LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	$50,689,405	$41,954,268
Amounts due to related parties	3,554,905	2,961,704
Accrued expenses and other payables	4,743,444	2,964,988
Taxes payable	1,619,446	1,826,922
Short-term loans	3,500,000	3,500,000
Current portion of long-term loans	4,500,000	-
Total current liabilities	68,607,200	53,207,882
Non-current liabilities
Long-term loans	-	4,500,000
Total liabilities	$68,607,200	$57,707,882
Commitment and contingencies
Equity
Stockholders' equity
Common stock (US$0.001 par value, 38,000,000 shares authorized, 7,758,168 shares issued and outstanding at June 30, 2015 and December 31, 2014) (1)	7,758	7,758
Additional paid-in capital	43,067,497	43,067,497
Appropriated retained earnings	8,713,159	8,293,281
Unappropriated retained earnings	49,535,257	49,894,124
Accumulated other comprehensive income	12,834,475	11,778,550
Total equity for stockholders of China Shengda Packaging	114,158,146	113,041,210
Noncontrolling interest	3,157,785	211,859
Total equity	117,315,931	113,253,069
Total liabilities and equity	$185,923,131	$170,960,951

(1) All per share amounts and shares outstanding for all periods have been retroactively restated to reflect China Shengda Packaging Group Inc.'s 1-for-5 reverse stock split, which was effect on May 18, 2015.

See notes to the consolidated financial statements

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in US$)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$39,703,201	$37,237,538	$77,630,620	$69,527,517
Cost of goods sold	34,374,054	30,742,764	67,294,930	58,899,444
Gross profit	5,329,147	6,494,774	10,335,690	10,628,073
Operating expenses
Selling expenses	1,523,667	1,614,033	3,389,105	3,463,962
General and administrative expenses	3,940,021	3,168,636	7,157,482	6,011,684
(Income) loss from disposal of property, plant and equipment	(87,538)	(5,104)	(87,538)	636,341
	5,376,150	4,777,565	10,459,049	10,111,987
Other income (expenses)
Interest income	87,237	43,623	210,399	541,442
Interest expense	(218,716)	(354,923)	(410,505)	(678,608)
Subsidy income	552	214,193	13,568	214,193
	(130,927)	(97,107)	(186,538)	77,027
Non-operating expense (income)
Non-operating expense (income)	2,108	55,040	123,999	(61,046)
	2,108	55,040	123,999	(61,046)
(Loss) income before income tax expense and noncontrolling interest	(180,038)	1,565,062	(433,896)	654,159
Income tax (benefit) expense	(132,196)	506,886	(286,245)	179,803
Net (loss) income	(47,842)	1,058,176	(147,651)	474,356
Less: net (loss) attributable to noncontrolling interest	(172,448)	(9,531)	(208,662)	(55,659)
Net income attributable to company's common stockholders	$124,606	$1,067,707	$61,011	$530,015
Basic and diluted earnings per share (1)	$0.02	$0.14	$0.01	$0.07
Weighted-average number of shares outstanding - basic and diluted (1)	7,758,168	7,758,168	7,758,168	7,758,168
Comprehensive income:
Net (loss) income	(47,842)	1,058,176	(147,651)	474,356
Foreign currency translation adjustment	583,851	132,342	1,055,160	(884,446)
Comprehensive income (loss)	536,009	1,190,518	907,509	(410,090)
Less: comprehensive (loss) attributable to noncontrolling interest	(173,057)	(9,973)	(209,427)	(55,762)
	$709,066	$1,200,491	$1,116,936	($354,328)

(1) All per share amounts and shares outstanding for all periods have been retroactively restated to reflect China Shengda Packaging Group Inc.'s 1-for-5 reverse stock split, which was effect on May 18, 2015.

See notes to the consolidated financial statements

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Six Months Ended June 30,
	2015	2014
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss) income	(147,651)	474,356
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expenses	3,740,846	3,913,433
Deferred tax	(949,492)	(726,504)
Change in operating assets and liabilities:
Restricted cash	1,227,000	(324,200)
Accounts and notes receivable	(3,192,096)	3,343,059
Inventories	(4,892,140)	(1,246,982)
Prepayments and other receivables	(1,644,438)	(1,316,122)
Accounts and notes payable	7,842,297	1,934,610
Amount due from(to) related party	385,946	(199,440)
Accrued expenses and other payables	1,671,235	244,698
Tax payables	(212,805)	1,102,166
Net cash provided by operating activities	3,828,702	7,199,074
Cash flows from investing activities
Purchase of property, plant and equipment	(4,463,668)	(2,565,687)
Proceeds from disposal of property, plant and equipment	278,120	175,615
Net cash (used in) investing activities	(4,185,548)	(2,390,072)
Cash flows from financing activities
Proceeds from short-term loans	3,500,000	10,998,480
Proceeds from long-term loans	-	4,497,226
Repayment of short-term loans	(3,500,000)	(10,187,980)
Repayment of long-term loans	-	(4,497,226)
Restricted cash	-	(2,690,860)
Net cash flows (used in) financing activities	-	(1,880,360)
Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	99,271	(46,752)
Net changes in cash and cash equivalents	(257,575)	2,881,890
Cash and cash equivalents, beginning of year	10,909,547	6,569,495
Cash and cash equivalents, end of year	$10,651,972	$9,451,385
Cash paid during the year for:
Interest paid	$385,786	$509,851
Income taxes paid	$392,621	$982,735
Non-cash financing transactions:
Property, plant and equipment and inventory injected by noncontrolling interest	$3,137,995	$-